Exhibit 99

Contact:	Nancy Love Robertson
Senior Vice President
Corporate Communications
(405) 225-5600

SONIC ANNOUNCES CHANGES IN BOARD MEMBERSHIP

OKLAHOMA CITY (August 31, 2010) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that Leonard Lieberman has retired from the Board of Directors after 21 years of service, effective August 27, 2010. The company also announced that Jeffrey Schutz, managing director of Centennial Ventures, a leading venture capital firm, has been named to the Board.

Cliff Hudson, Chairman and Chief Executive Officer of Sonic Corp., stated, “We are very excited to welcome Jeffrey to the board and believe that his background in building and growing entrepreneurial businesses will be a valuable complement to the breadth of experience on our board. At the same time, Len has provided tremendous leadership, expertise and knowledge to the board and management team, and Sonic has benefitted substantially from his insight and wisdom. We thank Len for his dedicated service and many contributions to our company.”

Jeffrey Schutz is a managing director of Centennial Ventures, a Denver-based venture capital firm with approximately $500 million of assets currently under management. Schutz has been a general partner in seven Centennial-sponsored partnerships and involved with the start up, growth and development of approximately 50 companies over the past 23 years. Prior to joining Centennial Ventures in 1987, Schutz was Vice President and Director of PNC Venture Capital Group, an affiliate of PNC Financial. Schutz received a B.A. in economics from Middlebury College in Vermont, and an M.B.A. degree from the Darden School at the University of Virginia.

Lieberman is the former CEO of Supermarkets General Corporation and Outlet Communications. He joined the Board in December 1988, was a member of the Compensation Committee, of which he served as Chair for a number of years, and was a member of the Nominating and Corporate Governance Committee.

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

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